Exhibit 12.1


Marsh & McLennan Companies, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges
(In millions, except ratios)



                             Nine
                            Months
                            Ended
                        September 30,
                              2001              Years Ended December  31,
                           -----------   ---------------------------------------
                           (unaudited)    2000     1999 (1)  1998   1997(2) 1996

Earnings
Income before income taxes
    and minority interest*      $1,347   $1,955   $1,255   $1,305   $ 715   $668

Interest expense                   154      247      233      140     107     61

Portion of rents
representative of
the interest factor                 84      120      121      104      88     72

Amortization of
capitalized interest               --        --        1        1       1      1

                                $1,585   $2,322   $1,610   $1,550   $ 911   $802


Fixed Charges
Interest expense                $  154   $  247   $  233   $  140   $ 107   $ 61

Portion of rents
representative of
the interest factor                 84      120      121      104      88     72

                                $  238   $  367   $  354   $  244   $  195  $133


Ratio of Earnings to Fixed
Charges                            6.7      6.3      4.5      6.4      4.7   6.0

* Minority interest has been reclassified in the prior years to conform to the current year presentation.

(1) For the year ended December 31, 1999, income before income taxes included a $337 million special charge related to the acquisition and integration of Sedgwick. Excluding that charge, the ratio of earnings to fixed charges would have been 5.5.

(2) For the year ended December 31, 1997, income before income taxes included a $244 million special charge related to the Johnson & Higgins integration, London real estate and the disposal of certain assets. Excluding that charge, the ratio of earnings to fixed charges would have been 5.9.




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